                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                INVESCO VAN KAMPEN MUNICIPAL OPPORTUNITY TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Municipal Opportunity Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect one Class II Trustee, by the holders of Common Shares and Preferred Shares voting together as a single class, and elect one Class II Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                    Votes      Votes
         Matter                                      For      Against
         ------                                   ---------- ---------
         (1).  Wayne W. Whalen................... 30,170,314 1,289,066
               Linda Hutton Heagy(P).............      1,870         0

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Preferred Shares.

(2bi). Approval of an Agreement and Plan of Merger that provides for Invesco Municipal Premium Income Trust to merge with and into the Fund by holders of Preferred Shares.

(2bii). Approval of an Agreement and Plan of Merger that provides for Invesco Van Kampen Select Sector Municipal Trust to merge with and into the Fund by holders of Preferred Shares.

(2biii). Approval of an Agreement and Plan of Merger that provides for Invesco
         Van Kampen Trust for Value Municipals to merge with and into the Fund by holders of Preferred Shares.

The results of the voting on the above matters were as follows:

                                             Votes  Votes   Votes   Broker
    Matters                                   For  Against Abstain Non-Votes
    -------                                  ----- ------- ------- ---------
    (1).     Preferred Shares............... 1,870    0       0        0
    (2bi).   Preferred Shares............... 1,870    0       0        0
    (2bii).  Preferred Shares............... 1,870    0       0        0
    (2biii). Preferred Shares............... 1,870    0       0        0

Other proposals, including the redomestication proposal, were adjourned until September 25, 2012. Results from the adjourned meeting will be reflected in the next report to shareholders.
--------
(P) Election of Trustee by preferred shareholders only.